Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS.

FORM OF

PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT

TELOMIR PHARMACEUTICALS, INC.

Warrant Shares:	[●]
Issue Date:	[●], 2026
Initial Exercise Date:	[the Issue Date] [●]
Termination Date:	5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Issue Date

THIS PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Alexander Capital, L.P., or its permitted assigns (the “Holder”), is entitled, upon the terms and subject to the limitations and conditions set forth herein, at any time on or after the Initial Exercise Date and on or prior to the Termination Date, but not thereafter, to subscribe for and purchase from Telomir Pharmaceuticals, Inc., a Florida corporation (the “Company”), up to 387,464 shares (subject to adjustment as provided herein, the “Warrant Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), at the Exercise Price (as defined below).

This Warrant is being issued in connection with the private placement of shares of Common Stock pursuant to that certain Securities Purchase Agreement, dated as of October 5, 2026, by and among the Company and the investors party thereto (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), for which Alexander Capital, L.P. is serving as placement agent. The parties acknowledge that this Warrant is being issued to the Holder as placement agent compensation in addition to the cash placement agent fee payable to the Holder in connection with such private placement, and no additional consideration is payable by the Holder for the issuance of this Warrant.

1. Definitions

For purposes of this Warrant, the following terms have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with another Person, as such terms are used in Rule 405 under the Securities Act.

“Bid Price” means, for any date, the bid price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. or, if such quotation is unavailable, another nationally recognized market quotation service reasonably selected by the Holder; if the Common Stock is not then traded on a Trading Market, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, trust, association, joint venture, governmental authority or other entity of any kind.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 5, 2026, among the Company and the investors party thereto, as amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any successor rule having substantially similar effect.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on its principal Trading Market.

“Trading Market” means any of The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or NYSE American, or any successor national securities exchange on which the Common Stock is then listed.

“Transfer Agent” means Equiniti Trust Company, LLC, or any successor transfer agent for the Common Stock.

“VWAP” means, for any Trading Day, the volume-weighted average price of the Common Stock on the principal Trading Market during regular trading hours, as reported by Bloomberg L.P. or another nationally recognized market quotation service reasonably selected by the Holder.

2. Exercise

(a)	Exercise of Warrant. Subject to the terms of this Warrant, the Holder may exercise the purchase rights represented hereby, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivering to the Company a duly completed and executed Notice of Exercise in substantially the form attached hereto. The Notice of Exercise may be delivered by electronic mail. No ink-original notice, medallion guarantee, notarization or physical surrender of this Warrant shall be required in connection with an exercise unless this Warrant is being exercised in full and the Company reasonably requests surrender for cancellation. Partial exercises shall reduce the number of Warrant Shares remaining available for exercise by the number of Warrant Shares so purchased, and the Company and the Holder shall maintain records reflecting all exercises.

(b)	Exercise Price. The exercise price per Warrant Share shall be $1.16 which is equal to 100% of the purchase price per share of Common Stock in the private placement, subject to adjustment as provided in this Warrant (the “Exercise Price”).

(c)	Payment of Exercise Price; Cashless Exercise. Except as provided below, the Holder shall pay the aggregate Exercise Price for the Warrant Shares specified in a Notice of Exercise by wire transfer of immediately available funds no later than the earlier of (i) two (2) Trading Days following delivery of the Notice of Exercise and (ii) the number of Trading Days then comprising the standard settlement period for transactions in the Common Stock on the principal Trading Market. If, at the time of exercise, there is no effective registration statement permitting the issuance or resale of all Warrant Shares being exercised by the Holder, and such Warrant Shares are not otherwise freely saleable by the Holder pursuant to Rule 144 without volume or manner-of-sale limitations, the Holder may elect a cashless exercise. In a cashless exercise, the Holder shall receive a number of Warrant Shares determined by the following formula: X = Y(A-B)/A, where X is the number of Warrant Shares to be issued, Y is the number of Warrant Shares for which the Warrant is being exercised, A is the VWAP on the Trading Day immediately preceding the applicable Notice of Exercise (or, if the Notice of Exercise is delivered during regular trading hours, at the Holder’s election the Bid Price at the time of delivery), and B is the Exercise Price then in effect. No cash payment of the Exercise Price shall be required for a cashless exercise.

(d)	Mechanics of Exercise. The following provisions shall apply to each exercise of this Warrant:

(i)	Delivery of Warrant Shares. The Company shall cause the Warrant Shares purchased upon exercise to be delivered to the Holder or its designee through the Deposit or Withdrawal at Custodian (“DWAC”) system of The Depository Trust Company, if available and legally permissible, or otherwise in book-entry form through the Transfer Agent. Delivery shall occur no later than the earliest of (A) two (2) Trading Days after delivery of the Notice of Exercise, (B) one (1) Trading Day after receipt by the Company of the aggregate Exercise Price (if a cash exercise) and (C) the last day of the standard settlement period then applicable to transactions in the Common Stock (the “Warrant Share Delivery Date”). Upon delivery of a properly completed Notice of Exercise, and provided the applicable Exercise Price is timely paid (unless the exercise is cashless), the Holder shall be deemed the record owner of the Warrant Shares being exercised as of the exercise date.

(ii)	New Warrant Upon Partial Exercise. Upon the Holder’s request following a partial exercise, the Company shall promptly issue a replacement warrant of like tenor evidencing the right to purchase the remaining unexercised Warrant Shares. Until such replacement is issued, this Warrant shall continue to evidence the Holder’s right to purchase the remaining Warrant Shares.

(iii)	Rescission. If the Company fails to deliver the applicable Warrant Shares by the Warrant Share Delivery Date, the Holder may rescind the applicable exercise by written notice to the Company, without prejudice to any other remedy available to the Holder.

(iv)	Buy-In. If the Company fails to timely deliver Warrant Shares after a valid exercise and, as a result, the Holder or its broker is required to purchase shares of Common Stock in the market to satisfy a sale of the Warrant Shares that the Holder reasonably anticipated receiving (a “Buy-In”), the Company shall, upon written request and reasonable supporting documentation, reimburse the Holder for the amount by which the Holder’s aggregate purchase price for the replacement shares (including reasonable brokerage costs) exceeds the amount the Holder received or would have received from the sale giving rise to the Buy-In. At the Holder’s election, the Company shall also either reinstate the portion of this Warrant for which the failed exercise occurred or deliver the Warrant Shares that should have been timely delivered.

(v)	No Fractional Shares. No fractional Warrant Shares shall be issued upon exercise. Any resulting fractional share shall, at the Company’s election, be rounded up to the next whole share or paid in cash based on the VWAP on the exercise date.

(vi)	Charges and Taxes. The issuance of Warrant Shares shall be made without charge to the Holder for issuance or transfer-agent fees. The Company shall pay all issuance and transfer-agent charges relating to an exercise, except that the Holder shall be responsible for any transfer tax attributable to issuance of Warrant Shares in a name other than the Holder or its permitted transferee.

(vii)	Closing of Books. The Company shall not close its stockholder records in a manner that prevents the timely exercise of this Warrant in accordance with its terms.

(e)	Beneficial Ownership Limitation. The Company shall not effect, and the Holder shall not have the right to effect, an exercise of this Warrant to the extent that, after giving effect to the issuance of the Warrant Shares subject to such exercise, the Holder together with its Affiliates and any other Persons whose beneficial ownership would be aggregated with the Holder under Section 13(d) of the Exchange Act would beneficially own more than 4.99% of the then-outstanding Common Stock (the “Beneficial Ownership Limitation”). For purposes of determining the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares reported in the Company’s most recent periodic report filed with the Commission, a more recent public disclosure by the Company, or a written confirmation from the Company or the Transfer Agent. Upon the Holder’s written request, the Company shall promptly confirm the number of shares of Common Stock then outstanding. The Holder may increase or decrease the Beneficial Ownership Limitation by written notice to the Company, provided that it may not be increased above 9.99%, and any increase shall not become effective until the sixty-first (61st) day after such notice is delivered. This Section shall be interpreted and applied to give maximum effect to the foregoing ownership limitation and shall apply to any permitted successor holder of this Warrant.

3. Certain Adjustments

(a)	Stock Dividends, Splits, Combinations and Reclassifications. If, while this Warrant is outstanding, the Company (i) pays a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock into a greater number of shares, (iii) combines the outstanding Common Stock into a smaller number of shares, or (iv) reclassifies the Common Stock into another class of capital stock, then the Exercise Price and the number and type of securities issuable upon exercise shall be adjusted proportionately so that the aggregate exercise price and the economic value represented by this Warrant immediately before the applicable event are preserved. Any adjustment under this Section shall become effective as of the record date or effective date, as applicable, for the relevant event.

(b)	Fundamental Transactions. If, while this Warrant remains outstanding, the Company consummates a merger or consolidation, a sale or disposition of all or substantially all of its assets, a tender or exchange offer accepted by holders of more than fifty percent (50%) of the outstanding Common Stock, a reclassification or recapitalization of the Common Stock, or another transaction or series of related transactions pursuant to which a Person or group acquires more than fifty percent (50%) of the outstanding Common Stock (a “Fundamental Transaction”), then upon any subsequent exercise of this Warrant the Holder shall be entitled to receive, for each Warrant Share otherwise issuable, the same kind and amount of securities, cash or other property that a holder of one share of Common Stock would have been entitled to receive in the Fundamental Transaction (the “Alternate Consideration”). The Exercise Price shall be appropriately allocated among the components of the Alternate Consideration. If holders of Common Stock are permitted to elect among forms of consideration, the Holder shall be given the same election. Any successor entity shall assume in writing the Company’s obligations under this Warrant and shall issue, if reasonably requested by the Holder, a replacement instrument of substantially equivalent economic terms.

(c)	Calculations. All calculations under this Section 3 shall be made in good faith to the nearest cent or the nearest one-hundredth (1/100) of a share, as applicable.

(d)	Notice of Adjustments and Certain Events. The Company shall promptly notify the Holder in writing of any adjustment to the Exercise Price or the number or type of Warrant Shares, setting forth the adjusted amount and a reasonable description of the facts giving rise to the adjustment. The Company shall also give the Holder reasonable advance written notice, to the extent practicable and subject to applicable securities laws, of any record date or effective date for a material dividend or distribution, rights offering, Fundamental Transaction, liquidation, dissolution or winding up. If any such notice contains material nonpublic information, the Company shall comply with its obligations under applicable federal securities laws with respect to public disclosure of such information.

4. Transfer of Warrant

(a)	Transferability. Subject to applicable federal and state securities laws, during the one (1) year period following the Closing Date, this Warrant and the rights evidenced hereby may not be transferred or assigned, in whole or in part, except to officers or partners of Alexander Capital, L.P. or members of the selling group, in each case subject to applicable law. Following such one-year period, this Warrant and the rights evidenced hereby may be transferred or assigned, in whole or in part, by the Holder upon delivery to the Company of a duly executed assignment substantially in the form attached hereto and such other documentation as the Company may reasonably request to establish the validity of the transfer. Any transfer shall remain subject to applicable federal and state securities laws and any applicable FINRA requirements.

(b)	New Warrants. Upon a permitted transfer, division or combination of this Warrant, the Company shall issue one or more replacement warrants of like tenor in the name and denomination requested by the Holder. All replacement warrants shall bear the original Issue Date and shall be identical in substance to this Warrant except as to the number of Warrant Shares represented.

(c)	Warrant Register. The Company shall maintain a register showing the name and address of each registered holder of this Warrant and the number of Warrant Shares then issuable hereunder. The Company may treat the registered holder as the owner of this Warrant for all purposes absent actual notice of a permitted transfer.

5. Registration Rights

The Company shall cause the Warrant Shares to be included as “Registrable Securities” (or the equivalent term) under the Registration Rights Agreement and in any resale registration statement required to be filed pursuant thereto, on terms no less favorable in any material respect than those applicable to the shares of Common Stock purchased by investors under the Purchase Agreement. If reasonably requested by the Company as a condition to such inclusion, the Holder shall execute a joinder to the Registration Rights Agreement in customary form. The Company shall take such other actions as are reasonably necessary to permit the Holder to resell the Warrant Shares pursuant to such registration statement when effective. If the parties do not intend for the Warrant Shares to receive registration rights, this Section 5 should be deleted.

6. Miscellaneous

(a)	No Rights as a Stockholder Prior to Exercise; No Cash Settlement. Except for the rights expressly provided in Section 3, this Warrant does not entitle the Holder to voting rights, dividends or other rights of a stockholder before exercise and issuance of the applicable Warrant Shares. Except for cash payments expressly required under this Warrant, the Company shall not be required to settle this Warrant in cash.

(b)	Reservation and Valid Issuance of Shares. For so long as this Warrant remains outstanding, the Company shall reserve from its authorized and unissued Common Stock a number of shares sufficient to permit full exercise of this Warrant. The Company shall take all reasonable action necessary to ensure that the Warrant Shares, when issued upon a valid exercise and payment of the applicable Exercise Price (or pursuant to a permitted cashless exercise), are duly authorized, validly issued, fully paid and nonassessable and issued in compliance with applicable law and the rules of the Trading Market, subject to any stockholder approval that may be required by such rules.

(c)	Loss, Theft, Destruction or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, an indemnity reasonably satisfactory to the Company (without requiring the posting of a bond), the Company shall issue a replacement warrant of like tenor. Any mutilated Warrant shall be surrendered for cancellation before a replacement is issued.

(d)	Business Days. If the last day for taking any action or exercising any right under this Warrant is not a Business Day, the action may be taken or the right may be exercised on the next succeeding Business Day.

(e)	Governing Law; Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-law principles that would require application of the laws of another jurisdiction, except to the extent mandatory principles of Florida law apply. Each of the Company and the Holder irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, for any action or proceeding arising out of or relating to this Warrant, waives any objection based on venue or forum non conveniens, and, to the fullest extent permitted by applicable law, waives trial by jury in any such action or proceeding.

(f)	Restrictions. The Holder acknowledges that this Warrant and any Warrant Shares issued upon exercise may be subject to restrictions on transfer under applicable federal and state securities laws unless registered or otherwise eligible for resale pursuant to an available exemption from registration.

(g)	Notices. Any notice or other communication under this Warrant shall be in writing and shall be deemed given when delivered personally, when transmitted by electronic mail during the recipient’s normal business hours (or on the next Business Day if transmitted outside such hours), or one (1) Business Day after deposit with a nationally recognized overnight courier, in each case to the applicable address set forth below (or to such other address as a party may designate by notice):

If to the Company:

Telomir Pharmaceuticals, Inc.

100 SE 2nd St., Suite 2000, #1009

Miami, Florida 33131

Attention: Erez Aminov

Email:

with a copy (which shall not constitute notice) to:

Cozen O’Connor

200 S. Biscayne Blvd., Suite 3000

Miami, Florida 33131

Attention: Martin Schrier and Seth Popick

Email:

If to the Holder:

Alexander Capital, L.P.

17 State Street

New York, New York 10004

Attention: [●]

Email: [●]

with a copy to: [●]

(h)	Limitation of Liability. No provision of this Warrant, in the absence of an affirmative exercise by the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company.

(i)	Remedies. The Holder shall be entitled to all remedies available at law or in equity for a breach of this Warrant, including specific performance and injunctive relief where appropriate. The Company acknowledges that damages may not be an adequate remedy for a failure to timely honor a valid exercise of this Warrant.

(j)	Successors and Assigns. Subject to the transfer restrictions set forth herein and applicable securities laws, this Warrant shall bind and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns.

(k)	Amendment and Waiver. This Warrant may be amended, modified or waived only by a written instrument executed by the Company and the Holder; provided that no amendment or waiver may adversely affect the Holder’s rights with respect to an exercise already validly submitted before such amendment or waiver becomes effective.

(l)	Severability. If any provision of this Warrant is held invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions shall remain in full force and effect.

(m)	Headings. Section headings are for convenience only and shall not affect the interpretation of this Warrant.

(n)	Electronic Signatures; Counterparts. Signatures delivered electronically or by portable document format shall be effective as originals. To the extent this Warrant or any amendment is executed in counterparts, each counterpart shall be deemed an original and all counterparts together shall constitute one instrument.

[Signature Page Follows]

SIGNATURE PAGE TO
FORM OF PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Issue Date set forth above.

TELOMIR PHARMACEUTICALS, INC.

By:
Name:	[●]
Title:	[●]
Date:	[●], 2026

NOTICE OF EXERCISE

TO: TELOMIR PHARMACEUTICALS, INC.

The undersigned holder of the attached Placement Agent Common Stock Purchase Warrant (the “Warrant”) hereby irrevocably elects to exercise the Warrant for the number of Warrant Shares indicated below, on the terms set forth in the Warrant. Capitalized terms used but not defined in this Notice of Exercise have the meanings given to them in the Warrant.

Number of Warrant Shares being exercised:	[●]
Exercise Price per Warrant Share:	$[●]
Aggregate Exercise Price (if cash exercise):	$[●]
Date of Exercise:	[●]

Payment method (check one):

☐ Cash exercise. The undersigned will deliver the Aggregate Exercise Price in immediately available funds in accordance with the Warrant.

☐ Cashless exercise. The undersigned elects the cashless exercise procedure permitted by Section 2(c) of the Warrant.

Please issue the Warrant Shares in the following name and deliver them to the following account or address:

Name of registered holder/designee: ________________________________________________

DWAC / DTC Account Number (if applicable): _________________________________________

Broker / Participant Name and Number: ______________________________________________

Address (if book-entry/DWAC is unavailable): ________________________________________

________________________________________________________________________________

The undersigned represents that, after giving effect to this exercise, the issuance of the Warrant Shares will not violate the Beneficial Ownership Limitation set forth in the Warrant.

Name of Holder: Alexander Capital, L.P. or permitted assignee

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and provide the requested information. Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the assignee identified below the portion of the foregoing Placement Agent Common Stock Purchase Warrant covering the number of Warrant Shares indicated below, together with all rights of the undersigned with respect to such portion, subject to the terms of the Warrant and applicable securities laws.

Assignee Name: _________________________________________________________________

Assignee Address: _______________________________________________________________

________________________________________________________________________________

Assignee Email: __________________________________________________________________

Number of Warrant Shares subject to assignment: _____________________________________

Date: ______________________________

Holder: ________________________________________________________________________

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

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